Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) pertaining to the 2010 Stock Incentive Plan and the 2013 Inducement Stock Incentive Plan of Veeco Instruments Inc. (the “Company”) of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedule of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 21, 2014